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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Heritage Property Investment Trust, Inc.:

        We consent to the incorporation by reference in the registration statement on Form S-3 of Heritage Property Investment Trust, Inc. and subsidiaries (the Company) of our reports dated March 7, 2005, with respect to the consolidated balance sheets of the Company as of December 31, 2004 and 2003, and the related consolidated statements of operations, comprehensive income (loss), changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2004 and the financial statement schedule of real estate and accumulated depreciation as of December 31, 2004, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of the Company, and to the reference to our firm under the heading "Experts" in the registration statement.

/s/ KPMG LLP

Boston, Massachusetts
April 11, 2005

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  Exhibit 23.1